EXHIBIT 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Shows Strong Third Quarter
Revenue Growth to $3.2 Million

Milton, Ontario, Canada, November 13, 2012 – Stellar Pharmaceuticals Inc. (OTCQB:SLXCF; OTCBB:SLXCF) ("Stellar" or "the Company"), a specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada, today announced financial results for its fiscal 2012 third quarter and nine months ended September 30, 2012. In this press release, all dollar amounts are expressed in Canadian currency - unless otherwise noted - and results are reported in accordance with United States generally accepted accounting principles (U.S. GAAP).

Third Quarter 2012 Highlights:

●	Revenues increased 366% in Q3 and 276% in the nine months ended September 30, 2012
●	Gross profit up 179% in Q3 and 119% in the first nine months of 2012
●
Entered into exclusive agreement with Pfizer Canada Inc. (NYSE:PFE) to market Gelfoam®, a medical device used in surgical procedures as a haemostatic agent, targeting the $30 million Canadian market for this indication

●	Conducted prelaunch of CAMBIA®, a treatment for migraine headaches, which launched on October 1 to serve the $150 million Canadian migraine market

For the three month period ended September 30, 2012, Stellar reported total revenues $3,213,500, an increase of 366% compared to the same period in 2011. This increase was driven by licensed domestic product net sales of $2,267,500 (compared to nil in the previous year) as a result of the acquisition of Tribute Pharmaceuticals. Additional growth came from international sales which grew by 70% to $369,800 in the third quarter compared to the same period in 2011. There was also an increase in other domestic product sales for the three month period ending September 30, 2012 of 24% to $576,200 compared to the same period in 2011 due in part to sales of newly acquired Collatamp G®, a medical device used in the prevention of postoperative infections, which targets a $20 million Canadian market.

For the nine month period ended, September 30, 2012, total revenues from all sources increased by 276% to $9,004,700 compared to $2,395,900 for the same period in 2011.

Gross profits increased driven by a combination of higher revenues and lower costs associated with the revenues. The Company enjoyed a 179% increase in gross profit over the three month period ended September 30, 2012 and a 119% increase in gross profit over the nine month period of 2012.

Selling, general and administrative expenses for the third quarter were $2,131,400, an increase of 243% over the prior year period. The increase was due primarily to the expansion of the Company’s sales force and CAMBIA pre-launch expenses. For the nine month period ended September 30, 2012, selling, general and administrative expenses were $6,240,000 compared to $2,024,600 in the same period of the prior year.

The Company's net loss in the third quarter of fiscal 2012 was $718,600 or $.02 per share compared to net income of $112,300 during the same period in 2011. The loss was mainly due to the significant investment Stellar made in the expansion of its sales force, marketing expenses to grow its existing products, marketing and sales expenses related to the launch of CAMBIA® on October 1, 2012, as well as an increase in business development activities.

For the nine month period ending September 30, 2012 net loss was $2,076,400 or $.05 per share compared to a prior year net loss of $132,200.

As of September 30 2012, the Company had cash and cash equivalents of $2,608,700.

During the third quarter Stellar executed on growing its revenues by expanding its product portfolio, which leveraged its strong sales and distribution infrastructure. Stellar further expanded and strengthened its Specialty Care Products group through its agreement with Pfizer to promote and sell Gelfoam® in Canada. Gelfoam® is a medical device approved in Canada and the United States for use in surgical procedures as a haemostatic agent, when control of capillary, venous, and arteriolar bleeding by pressure, ligature, and other conventional procedures is either ineffective or impractical. Gelfoam® is already used in hospitals and surgical centers across Canada and addresses a $30 million market. Stellar has begun promoting, selling and marketing Gelfoam®, while Pfizer is responsible for manufacturing, distribution, regulatory and medical activities. This marks Stellar’s first agreement with Pfizer.

Stellar has created synergies in its product mix designed to increase sales of all of its specialty care products including NeoVisc®, Uracyst®, Collatamp G®, which was acquired in the second quarter of 2012, and now Gelfoam. In the third quarter Stellar also prepared for the launch of CAMBIA®, which was introduced on October 1, 2012. CAMBIA® has the potential to gain a significant proportion of the $150 million Canadian migraine market. It is the only available prescription non-steroidal anti-inflammatory drug ("NSAID") available with an indication for the acute treatment of migraine attacks with or without aura in adults.

"We continue to execute on our growth strategy with revenues of over $9 million in the first nine months of 2012.  This is a strong foundation for what we believe will put us on a more accelerated path for growth," said Rob Harris, CEO of Stellar. "When our CFO Scott Langille and I merged our company, Tribute Pharmaceuticals, with Stellar, we came with a clear vision for evolving Stellar into a leading Canadian specialty care pharmaceutical company with global reach. Our goals, vision and strategy are very much aligned with and supported by Stellar’s board as well as our entire management and sales team. Having led significant growth and expanded business development activities at other pharmaceutical companies, we feel confident in our path and our ability to execute."

About Stellar Pharmaceuticals Inc.

Stellar  and its operating division, Tribute Pharmaceuticals, is an emerging Canadian specialty pharmaceutical company focused on the acquisition, licensing, development and management of pharmaceutical and healthcare products with its primary focus on the Canadian market.

Stellar also markets Bezalip® SR (bezafibrate), Soriatane® (acitretin), NeoVisc® (1.0% sodium hyaluronate solution) and Uracyst® (sodium chondroitin sulfate solution 2%), Collatamp G® and Gelfoam® in the Canadian market.   Additionally, NeoVisc® and Uracyst® are commercially available and are sold globally through various international partnerships.

For further information on Stellar visit the Company’s websites:  http://www.stellarpharma.com, or http://www.tributepharma.com

Stellar Pharmaceuticals' Forward Looking Statement

This press release contains certain forward-looking statements about Stellar  as defined in the Private Securities Litigation Reform Act of 1995, which statements can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "anticipate", "estimate", "predict", "plan" or "continue" or the negative thereof or other variations thereon or comparable terminology referring to future events or results. Forward-looking statements, by their nature, are subject to risks and uncertainties, Stellar actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including general economic conditions, the ability of Stellar to successfully integrate operations, and the timing of expenditures and expansion opportunities, any of which could cause actual results to vary materially from current results or anticipated future results. See Stellar reports filed with the Canadian Securities Regulatory Authorities and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from results referred to in forward-looking statements. Stellar assumes no obligation to update the information contained in this press release to update forward-looking statements to reflect changed assumptions, the occurrence of anticipated events or changes in future operating results, financial condition or business over time.

Soriatane and Bezalip are registered trademarks and under license from Actavis Group PTC ehf
Cambia is a registered trademark and under license from Nautilus Neurosciences, Inc.
Collatamp G is a registered trademark and under license EUSA Pharma (Europe) Limited.
Gelfoam is a registered trademark of Pharmacia & Upjohn Company LLC, used under license by Pfizer Canada Inc.

For further information on Stellar, visit http://www.stellarpharma.com or contact:

Stellar Pharmaceuticals Inc. Scott Langille CFO 519-434-1540 scott.langille@stellarpharma.com	or	Hampton Growth Andrew Haag 877-368-3566 stellar@hamptongrowth.com

or

Arnold Tenney
Chairman
705-445-9505

STELLAR PHARMACEUTICALS INC.
CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS
(Expressed in Canadian dollars)
(Unaudited)

	As at September 30, 2012	As at December 31, 2011
ASSETS
Current
Cash and cash equivalents	$2,608,651	$2,227,973
Accounts receivable, net of allowance of $nil (2011 - $nil)	1,208,042	763,810
Inventories	861,138	870,630
Taxes recoverable	187,363	180,160
Loan receivable	15,814	15,814
Prepaid expenses and other receivables	348,955	124,101
Total current assets	5,229,963	4,182,488
Property, plant and equipment, net	1,174,888	1,207,462
Intangible assets, net	10,394,006	10,409,744
Goodwill	3,597,077	3,408,741
Debt issuance costs, net	358,516	-
Total assets	$20,754,450	$19,208,435

LIABILITIES
Current
Accounts payable and accrued liabilities	$3,075,183	$2,684,542
Amount payable and contingent consideration due	486,222	1,624,289
Current portion of long term debt	1,183,514	-
Warrant liability	246,303	2,543
Total current liabilities	4,991,222	4,311,374
Long term debt	2,092,309	-
Deferred tax liability	793,800	1,524,200
Total liabilities	7,877,331	5,835,574

Contingencies and commitments

SHAREHOLDERS’ EQUITY
Capital Stock Common shares	17,589,957	16,469,621
Additional paid-in capital options	1,738,162	1,277,830
Deficit	(6,451,000)	(4,374,590)
Total shareholders’ equity	12,877,119	13,372,861
Total liabilities and shareholders’ equity	$20,754,450	$19,208,435

STELLAR PHARMACEUTICALS INC.
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS,
COMPREHENSIVE (LOSS) INCOME AND DEFICIT
(Expressed in Canadian dollars)
(Unaudited)

	For the Three Month Period Ended September 30		For the Nine Month Period Ended September 30
	2012	2011	2012	2011
Revenues
Licensed domestic product net sales	$2,267,509	$-	$6,104,160	$-
Other domestic product sales	576,174	466,496	1,707,336	1,420,885
International product sales	369,816	217,368	1,193,219	960,799
Royalty and licensing revenues	-	5,298	-	14,226
Total revenues	3,213,499	689,162	9,004,715	2,395,910

Operating costs and expenses
Licensor sales and distribution fees	1,526,690	-	4,226,247	-
Cost of products sold	327,582	201,870	922,983	634,799
Total cost of sales	1,854,272	201,870	5,149,230	634,799

Selling, general and administrative	2,131,379	621,641	6,240,007	2,024,640
Amortization	155,807	12,314	380,270	36,438
Total cost and expenses	4,141,458	835,825	11,769,507	2,695,877
(Loss) from operations	(927,959)	(146,663)	(2,764,792)	(299,967)

Non-operating income (expenses)
Change in warrant liability	66,183	266,029	203,396	201,759
Cost of extending the warrant expiration	-	-	(135,157)	-
Change in fair value of contingent consideration	-	-	79,724	-
Research and development	(6,590)	(12,196)	(14,916)	(45,966)
Accretion expense	(45,826)	-	(100,193)	-
Interest expense	(103,551)	-	(158,175)	-
Interest income	12,150	5,091	12,150	11,945
(Loss) income and comprehensive (loss) income before tax	(1,005,593)	112,261	(2,877,963)	(132,229)
Current income tax recovery	71,153	-	71,153	-
Deferred income tax recovery	215,800	-	730,400	-
Net (loss) income and comprehensive (loss) income for the period	$(718,640)	$112,261	$(2,076,410)	$(132,229)
Deficit, beginning of period	(5,732,360)	(4,097,299)	(4,374,590)	(3,852,809)
Deficit, end of period	$(6,451,000)	$(3,985,038)	$(6,451,000)	$(3,985,038)
Basic and Diluted (Loss) Earnings per share	$(0.02)	$0.00	$(0.05)	$(0.01)

STELLAR PHARMACEUTICALS INC.
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Canadian dollars)
(Unaudited)

	For the Nine Month Period Ended September 30
	2012	2011
Cash flows from (used in) operating activities
Net (loss)	$(2,076,410)	$(132,229)
Items not affecting cash:
Deferred income tax recovery	(730,400)	-
Amortization	412,490	78,889
Change in warrant liability	(203,396)	(201,759)
Cost of extending the warrant expiration	135,157	-
Change in fair value of contingent consideration	(79,724)	-
Stock-based compensation	460,332	138,327
Unrealized foreign exchange	(54,378)	-
Accretion expense	100,193	-
Issuance of equity instruments for services rendered	-	14,467
Change in non-cash operating assets and liabilities	(249,493)	(686,148)
Cash flows (used in) operating activities	(2,285,629)	(788,453)
Cash flows (used in) investing activities
Additions to property, plant and equipment	(32,489)	(5,008)
Increase in intangible assets	(32,270)	(23,191)
Cash cost of acquisition	(425,000)	-
Cash flows (used in) investing activities	(489,759)	(28,199)
Cash flows from (used in) financing activities
Financing costs deferred	(343,934)	-
Long term debt issued	3,500,000	-
Share issuance costs	-	(24,243)
Cash flows from (used in) financing activities	3,156,066	(24,243)
Changes in cash and cash equivalents	380,678	(840,895)
Cash and cash equivalents, beginning of period	2,227,973	4,352,285
Cash and cash equivalents, end of period	$2,608,651	$3,511,390

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